Exhibit 99.1

STANDSTILL AGREEMENT

AGREEMENT, dated May 1, 2009, by and between Otter Tail Corporation, a Minnesota corporation (the “Company”), and Cascade Investment, L.L.C. (“Cascade”).

WHEREAS, Cascade is the beneficial owner of 3,406,499, or approximately 9.6%, of the outstanding common shares, $5 par value per share, of the Company (the “Common Shares”);

WHEREAS, the parties hereto wish to provide for a constructive, orderly and mutually beneficial relationship between themselves;

WHEREAS, Cascade proposes to acquire additional Common Shares in one or more transactions from time to time, in open market purchases, block transactions, privately negotiated transactions or otherwise, pursuant to which Cascade may become an “Interested Shareholder” as defined in the Minnesota Business Corporation Act (the “MBCA”, and such future transactions that collectively result in Cascade becoming an Interested Shareholder, the Share Purchases”);

WHEREAS, Cascade would be subject to certain restrictions under Section 673 of the MBCA if it should proceed with the Share Purchases in the absence of approval thereof by a committee of “Disinterested Directors” (as defined in Section 673 of the MBCA) formed by the Company’s Board of Directors and Cascade has requested that the Company’s Board of Directors consider approving the Share Purchases in accordance with Section 673 of the MBCA and, in connection with obtaining such approval, Cascade has agreed to enter this Agreement; and

WHEREAS, a committee of Disinterested Directors (such committee, the “Special Committee”) has approved the Share Purchases in accordance with Section 673 of the MBCA, subject to the execution and delivery of this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.   Certain Definitions.

(a)  “Acquisition Transaction” shall mean the acquisition or purchase of all or substantially all of the assets or securities of, or any merger, consolidation or other form of business combination with, the Company.

(b)  “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder (the “Exchange Act Rules”) as in effect on the date hereof (the term “registrant” in Rule 12b-2 meaning in this case the Company or Cascade, as the case may be); except that, for the purposes of this Agreement, the Company and its subsidiaries shall not be deemed to be Associates or Affiliates of Cascade and Cascade shall not be deemed to be an Associate or Affiliate of the Company and its subsidiaries.

(c)  “beneficial ownership” shall be determined pursuant to Rule 13d-3 of the Exchange Act Rules (or any successor rule or statutory provision) or, if Rule 13d-3 shall be rescinded and there shall be no successor rule or statutory provision thereto, pursuant to Rule 13d-3 as in effect on the date hereof.

(d)  “Holding Company Reorganization” shall mean, collectively, a series of contemporaneous transactions in form and substance reasonably satisfactory to Cascade involving (i) the formation by the Company of a new subsidiary, Otter Tail Holding Company (“New Otter Tail”), which will be a Minnesota corporation; (ii) the formation by New Otter Tail of a new subsidiary, Otter Tail Merger Sub (“Merger Sub”), which will be a Minnesota corporation; (iii) the exchange of the common stock of New Otter Tail for the outstanding Common Shares, which Common Shares will thereafter be held by New Otter Tail; and (iv) the merger of the Company with Merger Sub, pursuant to which the surviving corporation in the merger will be the Company and will be renamed Otter Tail Power Company, as a result of which transaction Otter Tail Power Company (formerly the Company) will thereafter be a wholly owned subsidiary of New Otter Tail.

(e)  “Independent Investment Banker” shall mean a nationally recognized investment banking firm selected by the affirmative vote of the Board of Directors of the Company (or an appropriate committee thereof).

(f)   “Permitted Acquisition Transaction” shall mean any Acquisition Transaction by any Person available to all holders of Voting Securities (A) that is a tender offer (with a mandatory clean-up or back-end merger at the same price) or (B) that requires a stockholder vote and, in the case of each of clauses (A) and (B) above, satisfies the following conditions:

(1)  it is recommended by the Board of Directors of the Company; and

(2)  the Board of Directors of the Company shall have received a written opinion of an Independent Investment Banker that the consideration which the holders of Voting Securities shall be entitled to receive in such Acquisition Transaction is fair to such stockholders from a financial point of view.

(g)  “Person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any Person and any other Person with whom such Person or an Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of any shares of Voting Securities.

(h)  “Standstill Period” shall mean a period of time beginning on the date of the acquisition of Voting Securities by Cascade such that Cascade’s aggregate beneficial ownership, directly or indirectly, of Voting Securities is 10% or greater and ending on the date of termination of this Agreement.

(i)   “Voting Securities” shall mean the issued and outstanding Common Shares and any other issued and outstanding securities of the Company entitled generally to vote for the election of directors of the Company without regard to any specific subsequent event or occurrence.  Any percentage of Voting Securities hereunder shall mean as a percentage of voting power.

2.   Restrictions on Purchases.

(a)  Without the approval of the Board of Directors of the Company, during the Standstill Period Cascade shall not and shall not permit any of its subsidiaries (which shall include all entities that Cascade controls, whether in corporate or non-corporate form) to, directly or indirectly:

(1)  acquire, propose or agree to acquire, by purchase or otherwise, Voting Securities if such acquisition would result in Cascade having beneficial ownership of 20% or more of the outstanding Voting Securities (such percentage of Voting Securities, the “Percentage Limitation”) except (i) by way of stock dividends or other distributions by the Company made available to holders of Voting Securities generally or (ii) pursuant to a Permitted Acquisition Transaction;

(2)  form or join any “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to Voting Securities other than a group, if any, consisting solely of Cascade, any of its subsidiaries and William H. Gates III;

(3)  deposit any Voting Securities in a voting trust or subject any Voting Securities to any voting agreement or similar arrangement with respect to the voting of such Voting Securities; or

(4)  directly or indirectly become a “participant” in any “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) to vote, or to seek to influence any person or entity with respect to the voting of, any Voting Securities, except in accordance with matters recommended by the Board of Directors of the Company.

(b)  Anything to the contrary contained in Section 2(a) notwithstanding:

(1)  for the avoidance of doubt, nothing in Section 2(a) shall apply to any portfolio company of Cascade with respect to which Cascade or any of its subsidiaries is not the party exercising control over the decision to purchase Voting Securities, provided that such portfolio company is not acting at the request or direction of or in coordination with Cascade or any of its subsidiaries;

(2)  Cascade will not be deemed in violation of Section 2(a) if the beneficial ownership of Cascade exceeds the Percentage Limitation solely as a result of an acquisition of Voting Securities by the Company or its subsidiaries (including as a result of a redemption or repurchase by the Company of any Voting Securities) that, by reducing the number of Voting Securities outstanding, increases the proportionate number of Voting Securities beneficially owned by Cascade (and its subsidiaries), provided that Cascade does not acquire additional Voting Securities in violation of Section 2(a) after it has been notified by the Company of such acquisition of Voting Securities by the Company (or its subsidiaries); and

(3)  nothing contained in Section 2(a) shall prevent Cascade (or any of its subsidiaries) from voting any Voting Securities then beneficially owned by Cascade (or any of its subsidiaries) in any manner.

(c)  For purposes of determining compliance with this Section 2, Cascade shall be entitled to rely without independent investigation upon the most recent publicly available Form 10-K, Form 10-Q or Form 8-K (or any successor form) of the Company filed with the Commission reporting the number of Voting Securities then issued and outstanding.

3.   Representations.

(a)  The Company represents and warrants to Cascade that:

(1)  The Company has the requisite corporate power to enter into, deliver and perform its obligations under this Agreement.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on its part.  This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

(2)  The execution and delivery of this Agreement and the Share Purchases by Cascade in accordance with this Agreement will not violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, (A) the Articles of Incorporation of the Company, as amended, or Bylaws of the Company, as amended, of, (B) Section 673 of the MBCA or Minnesota Statute Section 216B.48 or (C) any contract, permit, order or other law applicable to the Company, except (as to clause (C) only) for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on the Company and its subsidiaries taken as a whole.  Except for required filings, notifications, consents, authorizations, approvals, waivers or exemptions to or from a governmental or regulatory body or authority (“Agency Authorizations”), if any, under (i) state or federal securities laws, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the Federal Energy Regulatory Commission and (iv) the Minnesota Public Utilities Commission, the North Dakota Public Service Commission and the South Dakota Public Utilities Commission, if any, which Agency Authorizations referred to in this clause (iv) to the extent required by the execution and delivery of this Agreement have been made, obtained or requested on or prior to the date hereof, no Agency Authorization is required to be made, obtained or requested by the Company in connection with the execution and delivery by the Company of this Agreement or the Share Purchases; and

(3)        The Board of Directors of the Company and the Special Committee have taken all actions necessary to approve the Share Purchases in accordance with Section 673 of the MBCA so as to exempt Cascade from the imposition of the restrictions contained in Section 673 of the MBCA applicable to a “business combination” (as defined in Section 011 of the MBCA) between the Company and Cascade and, to the knowledge of the Company, no other “fair price”, “moratorium”, “control share acquisition” or other similar anti-takeover law is applicable to the Share Purchases by Cascade.

(b)  Cascade represents and warrants to the Company that:

(1)  Cascade has the power to enter into, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly executed and delivered by Cascade and constitutes a valid and binding obligation of Cascade enforceable against Cascade in accordance with its terms; and

(2)  The execution and delivery of this Agreement and the Share Purchases by Cascade in accordance with this Agreement will not violate, result in the breach or modification of, conflict with, constitute a default or result in an acceleration of any obligation under, result in the imposition of any encumbrance pursuant to, or affect the validity or effectiveness of, any organizational documents of, or any contract, permit, law or order applicable to, Cascade, except for any violation, breach, modification, conflict, default, acceleration, encumbrance or effect which would not have a material adverse effect on Cascade.  Except for Agency Authorizations, if any, under (i) state or federal securities laws, (ii) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) the Federal Energy Regulatory Commission and (iv) the Minnesota Public Utilities Commission, the North Dakota Public Service Commission and the South Dakota Public Utilities Commission, if any, no Agency Authorizations is required to be made, obtained or requested by Cascade in connection with the execution and delivery by Cascade of this Agreement or the Share Purchases.

4.   Covenants.

(a)  Upon the consummation of the Holding Company Reorganization, Cascade agrees to enter into a separate standstill agreement (the “New Standstill Agreement”) with New Otter Tail on terms no less favorable to Cascade than the terms contained in this Agreement.

(b)  Upon the execution and delivery of the New Standstill Agreement, this Agreement shall automatically terminate and cease to be of any further force or effect.

5.   Specific Enforcement; Consent to Jurisdiction.The Company, on the one hand, and Cascade, on the other hand, acknowledge and agree that each would be irreparably harmed and would have no adequate remedy at law if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, it is agreed that, in addition to any other remedies which may be available, the parties shall be entitled to obtain temporary and permanent injunctive relief with respect to any breach or threatened breach of, or otherwise obtain specific performance of, the covenants and other agreements contained in this Agreement.  Each party hereto consents to personal jurisdiction in Minnesota in any action relating to this Agreement and to the appointment of the Secretary of State of Minnesota as agent for receipt of service of process.

6.   Miscellaneous.

(a)  Expenses.  Each party shall bear the expenses of its attorneys, investment advisors or other costs it has incurred.

(b)  Entire Agreement; Amendments.  This Agreement embodies the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereof.  This Agreement may be changed only by an agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge may be sought and in the case of the Company only upon the approval of a majority of the Board of Directors (or an appropriate committee thereof).

(c)  Termination.  This Agreement will remain in full force and effect until the earliest to occur of the following (as a result of which this Agreement shall immediately terminate and cease to be in full force and effect): (i) termination by the mutual written agreement of the Company and Cascade; (ii) the expiration of a period of one year from the date of delivery by Cascade to the Company of written notice of Cascade’s election to terminate this Agreement, which notice may be delivered by Cascade to the Company at any time after May 1, 2012; (iii) upon written notice by Cascade to the Company, any time after a third party (A) commences (for the purposes of Rule 14d-2 under the Exchange Act Rules) a tender offer or exchange offer for at least 50% of the outstanding Voting Securities; (B) publicly announces the commencement of a proxy contest with respect to the election of any directors of the Company; or (C) enters into a definitive agreement with the Company contemplating the acquisition (by way of merger, tender offer, consolidation, business combination or otherwise) of at least 50% of the outstanding Voting Securities or all or any material portion of the assets of the Company (other than as part of the Holding Company Reorganization); (iv) upon written notice by Cascade to the Company, any time after Cascade had acquired beneficial ownership of 10% or more of the outstanding Voting Securities but thereafter has disposed of Voting Securities such that its beneficial ownership at such time is less than 10% of the outstanding Voting Securities; or (v) pursuant to Section 4(b).

(d)  Headings.  The section headings are for convenience only and shall not affect the construction of any provision of this Agreement.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated.

(e)  Counterparts.  This Agreement may be executed by the parties hereto in counterparts, and each such executed counterpart shall be an original instrument and all of such counterparts together shall be deemed to be one and the same instrument.

(f)   Notices.  All notices, requests, service of process and other communications hereunder shall be validly given, made or served, upon delivery, if in writing and delivered personally, by telex (except for service of process) or sent by registered mail, postage prepaid, to the parties at the following addresses (or at such other address as shall be specified by like notice):

if to the Company:

Otter Tail Corporation 4334 18th Avenue S., Suite 200 Fargo, North Dakota 58103 Attention: General Counsel Facsimile: (701) 232-4108

with a copy to:

Dorsey & Whitney 50 South Sixth Street Minneapolis, Minnesota 55402 Attention: Gary L. Tygesson Facsimile: (612) 340-7800

if to Cascade:
Cascade Investment, L.L.C. 2365 Carillon Point Kirkland, Washington 98033 Attention: General Counsel Facsimile: (425) 803-0459

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP One Liberty Plaza New York, NY 10006 Attention: Robert P. Davis Facsimile: (212) 225-3999

(g)  Governing Law.  This Agreement shall be governed by the laws of the State of Minnesota without giving effect to the principles of conflicts of law thereof.

(h)  Successors.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(i)   Waiver.  No failure or delay on the part of any party in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise of any other power, right or privilege.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(j)   Separability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, and the parties agree to negotiate in good faith an amendment to this Agreement to cure any such invalidity or unenforceability in a manner designed to most closely effect the purpose of such term or provision.

(k)  Further Assurances.  At the request of either party hereto, the other party hereto shall execute and deliver to such party such documents and instruments as may be reasonably necessary to implement or evidence the foregoing.

(l)   Business Days.  Any action which is required to be taken hereunder shall be taken on a business day and where the date required for any action hereunder does not fall on a business day, such action shall be taken on the next calendar day which is a business day.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

OTTER TAIL CORPORATION

By:	/s/ John Erickson
Name:	John Erickson
Title:	President and Chief Executive Officer

CASCADE INVESTMENT, L.L.C.

By:	/s/Michael Larson
Name:	Michael Larson
Title:	Business Manager

Signature Page to

Standstill Agreement